Exhibit XXIV

EIB Board of Directors approves Ukraine Energy Rescue Plan

On October 7, 2024, the Board of Directors (“Board”) of the European Investment Bank (“EIB”) approved the implementation of the Ukraine Energy Rescue Plan (the “Plan”) by written procedure, which approval was recorded at the EIB Board meeting held on October 16, 2024. The Plan is an initiative to extend European Union (“EU”) support for Ukraine’s heavily damaged energy infrastructure due to Russia’s ongoing war, ahead of the winter season, aimed at supporting the resilience of the country and its people.

As part of the Plan, the EIB expects to invest up to EUR 600.0 million in financing for emergency energy projects across the public and private sectors. This funding will be guaranteed under the EU’s Ukraine Facility and in part supported by the EIB’s EU for Ukraine Fund and Advisory Programme. It is intended to help restore and strengthen Ukraine’s energy infrastructure while also aligning it with EU standards, further advancing the country’s integration into the EU.

Initially the emphasis is expected to be on making finance available for projects that generate electricity and heat using equipment which can be quickly set up to meet the urgent needs of households and businesses. The Plan also focuses on projects to protect key electricity substations with shelters. It aims to urgently restore electricity and heating to prevent disruptions to critical services such as hospitals, schools and water supplies, ensuring uninterrupted operations for households, businesses and public services.

Financing for small natural gas-powered installations (<50MW) is exceptionally permitted under the Plan in response to Ukraine’s urgent energy needs as a result of the ongoing war. The Plan also allows the EIB to support counterparties without a formal transition plan. These temporary derogations from the EIB’s Energy Lending Policy and the Paris Alignment for Counterparties (PATH) framework are limited in time and space; they are expected to be in place until the end of 2025 and will only apply to Ukraine.

Furthermore, part of the Plan also refers to more medium-term measures aimed at making the Ukraine energy sector more sustainable and resilient. It aims to improve energy efficiency in both the industrial and residential sectors, reducing energy consumption and promoting long-term resilience.

The Plan will also extend the EIB’s ongoing recovery and municipal framework programmes to include energy-related initiatives. It is closely aligned with the priorities of the Ukrainian government and follows discussions with Ukraine’s Ministry of Finance.

Background Information

The Ukraine Facility is the EU’s financial assistance programme for Ukraine. During the 2024-2027 period, EUR 50.0 billion will be allocated by the EU to finance the Ukrainian state budget, stimulate investment and provide technical support in the implementation of the programme.

The EU for Ukraine Fund (EU4U) was established in 2023 as part of a larger EU for Ukraine initiative. The fund aims to accelerate EIB Global’s support for Ukraine’s most urgent infrastructure needs and to help sustain the country’s economy. It supports critical recovery and reconstruction projects involving both the public and the private sector and improves access to finance for entrepreneurs in Ukraine. To date, the fund has secured over EUR 420.0 million in pledges from the EU Member States.

Forward-Looking Statements

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